February 3, 2026
Aurélien Nolf
Dear Aurélien:
Navan, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your initial title will be Chief Financial Officer, and you will report to Ariel Cohen, Chief Executive Officer (“CEO”). This is a full-time position based in our Palo Alto office. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Compensation.
(a)Base Salary. The Company will pay you a starting salary at the rate of $600,000 per year payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
(b)Sign-on Bonus. In the event you begin your employment with Navan on or before March 2, 2026, the Company will advance to you payment of a one-time bonus, the eligibility and terms of which are detailed separately in Exhibit C.
(c)Annual Bonus. You will be eligible for an annual discretionary bonus of up to $300,000, which will be payable after the close of the fiscal year. Any bonus paid to you depends not only upon the Company’s profitability but also upon metrics determined by the CEO and the Company’s Compensation Committee of the Board of Directors (the “Committee”). To be bonus eligible, you must be employed for the entire applicable fiscal year and remain employed through the time of bonus announcement and bonus payout (except for fiscal 2027, for which you will be eligible for a prorated bonus based on the amount of the fiscal year you are employed by the Company). All bonuses are paid entirely at the Company’s discretion, and you have no contractual entitlement to the receipt of any bonus at any time. The Company reserves the right to alter, postpone or withhold any bonus that may have been announced to you, but which has not been paid to you. Bonuses paid will not be part of normal or expected salary or compensation for any purpose, including the calculation of severance, if any, upon termination.
3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits in accordance with the terms and conditions of

Employment Offer

those arrangements. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4.Restricted Stock Units. If you decide to join the Company, it will be recommended to the Committee that you be granted restricted stock units covering shares of the Company’s Class A common stock with an estimated value of US $8 million (the “RSUs”). The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under Navan’s 2025 Equity Incentive Plan (as amended from time to time) (the “Plan”) and the applicable Restricted Stock Unit Award Agreement (the “Award Agreement”). The number of RSUs subject to your award will be determined in accordance with the Company’s equity grant policies in effect from time to time. The U.S. dollar value of the RSUs at the time of grant is not a prediction of the value that you may ultimately realize from the RSUs, which will depend on the development of the Company’s share price and your achievement of the vesting conditions described below. As detailed in the Award Agreement, your RSUs will follow a vesting schedule, which includes a 1-year cliff and quarterly vesting thereafter over the next 3 years, subject to your continued employment with the Company through the applicable vesting dates. Please note that the effective date of your RSU award is separate from your vesting commencement date. You will receive an email notification via E*Trade once your equity grant has been approved.
5.Stock Options. It will be further recommended to the Committee that you be granted an option to acquire an estimated US $6 million worth of shares of Class A common stock (“Options”) at an exercise price equal to the per share closing price of the Company’s common stock as quoted on Nasdaq on the grant date. The Option will be subject to the terms and conditions applicable to stock options granted under the Plan and the applicable Stock Option Agreement (the “Option Agreement”). The number of shares subject to the Option will be determined in accordance with the Company’s equity grant policies in effect from time to time. The U.S. dollar value of the Option at the time of grant is not a prediction of the value that you may ultimately realize from the Option, which will depend on the development of the Company’s share price and your achievement of the vesting conditions described below. As detailed in the Option Agreement, the Option will be scheduled to vest as to 25% of the shares subject to the Options on the first anniversary of the grant date, and 1/48th of the shares subject to the Options shall vest each month thereafter, subject to your continued employment with the Company through each vesting date.
6.Confidentiality; Proprietary Information and Inventions Agreement and Dispute Resolutions. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A and the Navan Dispute Resolution Agreement, a copy of which is attached hereto as Exhibit B. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.
7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without

Employment Offer

cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.Termination of Employment. You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”), which has been provided to you along with this letter of agreement. The Severance Agreement specifies the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.
9.Tax Matters.
(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
10.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please let us know.
11.Interpretation, Amendment and Enforcement.  This letter agreement and Exhibits A, B, and C supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. Except as specifically detailed otherwise in the Employee Invention Assignment And Confidentiality Agreement or the Severance Agreement, the terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  Except as covered by an applicable agreement to arbitrate or otherwise resolve Disputes outside of court, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

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12.Background Check. Employment in this role may be contingent upon successful completion of a background check (except where prohibited by law). You will be notified if a background check is to be conducted. In certain limited circumstances, you and the Company may agree to begin employment prior to the completion of the background check, but only on the condition that employment will be immediately terminated if the background check is unsuccessful.
13.Entire Agreement. This letter agreement reflects the entire agreements between the parties or between you and the Company. It supersedes, as from the effective date of the present letter agreement, any prior written or verbal employment agreements made directly or indirectly between them.
* * * * *

Employment Offer

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on February 12, 2026. Your employment is further subject to satisfactory completion of a background investigation and is contingent upon your starting work with the Company on March 2, 2026 or another date agreed upon by you and the Company and confirmed in writing by the Company.
If you have any questions, please contact Howard Baik.
Very truly yours,
Navan, Inc.

/s/ Ariel Cohen
Ariel Cohen, CEO
I have read and accept this employment offer.

/s/ Aurélien Nolf
Aurélien Nolf
Dated: 2/3/2026

Attachment
Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: Navan Dispute Resolution Agreement
Exhibit C: Sign-On Bonus Agreement

Employment Offer

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

Employment Offer

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
In consideration of, and as a condition of my employment with Navan, Inc., a Delaware corporation with its principal offices in the State of California (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:
1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.
2. Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.
3. Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.
4. Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded

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Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicenses with the same rights.
5. Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit B.
6. Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
7. Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.
8. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel

Employment Offer

information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.
9. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.
10. Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.
11. No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.
12. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any equity or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.
13. Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

Employment Offer

14. Restrictive Covenants. During my employment with the Company and for one (1) year after my last day of employment with the Company (regardless of reason for separation) (the “Last Day”), I shall not directly or indirectly (e.g., through others):

(A) Noncompetition: This section intentionally left blank.
(B) Non-Solicitation of Customers: This section intentionally left blank.
(C) Non-Solicitation of Employees and Consultants: solicit or encourage (or attempt to solicit or encourage) any employees with whom I had business contact at the Company in the year prior to the Last Day to leave the Company’s employment.
I understand that the restrictive covenant obligations in this section shall not apply to me if am covered under applicable state statute or local ordinance/rule prohibiting non-competes or non-solicits, including on the basis of my income. The covenants in each section of this Agreement are independent of any other provisions of this Agreement. Each term in this Agreement constitutes a separate covenant between the parties, and each term is fully severable from any other term. I and the Company agree if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all of the Company’s legitimate business interests, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.
15. Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.
16. Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.
17. Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.
18. Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Employee Invention Assignment And Confidentiality Agreement will be governed by and construed in accordance with the laws of the State in which the employee is domiciled at the time of execution, without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental

Employment Offer

intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.
20. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.
21. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.
22. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.
23. Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.
24. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.
25. Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is March 2, 2026 (the “Effective Date”).

NAVAN, INC.:
By: /s/ Ariel Cohen
Name: Ariel Cohen
Title: CEO
Employee: Aurélien Nolf
Signature: /s/ Aurélien Nolf

Employment Offer

Date: 2/3/2026

Employment Offer

Exhibit A
LIST OF EXCLUDED INVENTIONS UNDER SECTION 4
Title
Date
Identifying Number or Brief Description

By signing this blank "Exhibit A: LIST OF EXCLUDED INVENTIONS UNDER SECTION 4" document, you confirm that you have no inventions, improvements, or original works of authorship. If you do have any inventions, improvements or works of authorship that you would like to add, please contact your recruiter and they will send you an editable version of this document.

Signature of Employee: /s/ Aurélien Nolf
Date: 2/3/2026

Employment Offer

Exhibit B
CALIFORNIA LABOR CODE 2870 NOTICE:
California Labor Code Section 2870 provides as follows:
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section2870(a), the provision is against the public policy of this state and is unenforceable.

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EXHIBIT B

NAVAN DISPUTE RESOLUTION AGREEMENT

Employment Offer

Navan Dispute Resolution Agreement

What Is This?

There may be times when you and Navan have differences or disputes come up that need to be resolved through a more formal process. We all hope that doesn’t happen. But in case it does, this policy talks about the process for resolving those issues. In a nutshell, through this policy, you and Navan agree to resolve all of our disputes (should they arise) through arbitration. You may be thinking – what is arbitration? Basically, it is a way to resolve disputes outside the courts.

All of the specifics of this agreement are below, and it is very important that you read it carefully. Navan is committed to transparency and open communication with employees, so if you have any questions about this policy, please reach out to the Legal Team at legal@navan.com.

The Specifics.
Both you and Navan, Inc. (the “Company”) agree to resolve any and all claims, disputes or controversies that either you may have against the Company or that the Company have against you arising out of, relating to, or having any connection to your application for employment, your employment with the Company, and/or the cessation of your employment exclusively through binding arbitration; the arbitration will be held before a single arbitrator to be administered by a neutral dispute resolution agency agreed upon by the parties at the time of the dispute. If you and the Company cannot agree, the American Arbitration Association (“AAA”) will administer the arbitration pursuant to the AAA’s Employment Arbitration Rules (“AAA Rules”). Copies of AAA’s Rules are available on AAA’s website (www.adr.org) or upon request to the Legal Team (legal@navan.com). If there is any conflict between the Rules and the terms of this Agreement, the language in this Agreement will control.

…So What Claims Are Covered?

Some, but not all, of the types of claims covered are: unpaid wages, overtime, or other compensation; discrimination or harassment on the basis of race, sex, age, national origin, religion, disability or any other protected category; breach of contract; unlawful retaliation; wrongful discharge; employment-related tort claims such as defamation; and claims arising under any state and federal statutes or regulations applicable to employees or applicable to the employment relationship and the cessation of the employment relationship, such as the Age Discrimination in Employment Act, or the Family and Medical Leave Act.

Claims not covered by this Agreement are:
(a) claims for workers’ compensation benefits, for unemployment benefits, or for other benefits under a benefit plan or program that provides its own process for dispute resolution;
(b) claims for which this Agreement would be prohibited or invalid as a matter of federal law, or state law to the extent not preempted by federal law;
(c) actions to enforce this Agreement, compel arbitration, or enforce or vacate an arbitrator's award under this Agreement;
(d) claims arising under the National Labor Relations Act;
(e) claims by whistleblowers arising pursuant to the Sarbanes-Oxley Act and alleging unlawful retaliation or seeking other relief pursuant to that Act; and
(f) an action by either party seeking a provisional remedy in any court of competent jurisdiction.

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This Agreement does not affect or limit your right to file or recover through a complaint, charge, or communication with any federal, state or local governmental or law enforcement agency, such as the National Labor Relations Board or the Equal Employment Opportunity Commission.

    You and the Company agree that the parties and this Agreement are subject to the Federal Arbitration Act (“FAA”), 9 U.S.C. § 2, and that this Agreement shall be enforceable pursuant to and interpreted in accordance with the provisions of the FAA.

…Tell Me More About the Arbitration.

The Arbitrator shall resolve the dispute based solely upon the law that would govern the claims and defenses pleaded if they were adjudicated in a court of competent jurisdiction, and shall have the authority to award the same damages and other relief that would have been available either to you as an individual claimant or to the Company in that court. All claims must be brought in a party’s individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding. The Arbitrator shall not have the authority to consolidate the claims of other employees into a single proceeding, to fashion a proceeding as a class, collective action, or representative action, or to award relief to a class or group of employees.

All disputes concerning the existence, scope, formation, enforceability, revocability or validity of this Agreement or any portion of this Agreement, shall be resolved by the Arbitrator.

…Okay – I Read It – Now What?

By acknowledging / signing below, and/or by continuing employment and/or reporting to work, you agree to be bound to this Dispute Resolution Agreement, as does the Company. You agree that you have read and understand this Agreement and have consulted, or have had the opportunity to consult, with an attorney of your choosing regarding its effect to the extent you deem necessary. If you desire a translation of this Agreement in a language other than English, you may request it from the Company. You understand that you must arbitrate any and all disputes or claims against the Company that are covered by this Agreement; the Company must arbitrate any disputes or claims against you that are covered by this Agreement; that both you and the Company are waiving their respective rights to a trial by a jury; and that neither you nor the Company may file a lawsuit in court in regard to any claims or disputes covered by this Agreement. This Agreement does not constitute a guarantee of employment for any fixed period or under any particular terms except those contained herein and does not alter in any way the at-will nature of any employment relationship.
Name of Employee (Printed)

Aurélien Nolf

Signature of Employee

/s/ Aurélien Nolf
Date
2/3/2026

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EXHIBIT C

SIGN-ON BONUS AGREEMENT

Employment Offer

NAVAN SIGN-ON BONUS AGREEMENT
This Sign-On Bonus Agreement outlines the terms of eligibility and payment of the Sign-On Bonus, in compliance with California Business and Professions Code Section 16608.
In the event you begin your employment with Navan on or before March 2, 2026, remain a full-time employee with the Company until and through the one-year anniversary of your employment start date, the Company will provide to you payment of a one-time sign-on bonus consisting of (i) a cash payment of $1.5 million ($1,500,000.00) (the “Cash Bonus”), to be advanced with the first regular payroll run following thirty (30) days after your employment start date, subject to applicable tax withholding and (ii) the recommendation to the Committee that you be granted an award of Restricted Stock Units covering shares of the Company’s Class A common stock with an estimated value of US $1 million (the “RSU Bonus”). The RSU Bonus will be subject to the terms and conditions applicable to restricted stock units granted under Navan’s 2025 Equity Incentive Plan (as amended from time to time) and the applicable Restricted Stock Unit Award Agreement, and will fully vest in a single vesting event on the first quarterly vesting date (as set forth in the Restricted Stock Unit Award Agreement) following the one-year anniversary of your employment start date with the Company, subject to your continued employment with the Company through that date.
You will not actually earn the Cash Bonus or the RSU Bonus unless and until you remain a full-time employee with the Company until and through the one-year anniversary of your start date (with respect to the Cash Bonus) and the first quarterly vest date following the one-year anniversary of your employment start date (with respect to the RSU Bonus). In the event you (i) voluntarily resign from the Company without Good Reason (as defined in the Change in Control and Severance Agreement) or (ii) are terminated for Cause (as defined in the Change in Control and Severance Agreement), you will not receive the RSU Bonus and you agree to repay a portion of the advanced Cash Bonus according to the following schedule:
For each completed month of work, your repayment obligation in connection with your voluntary resignation without Good Reason or your termination for Cause will be reduced by 1/12th of the value of the advanced Cash Bonus (for example: if you voluntarily resign without Good Reason after completing 6 months of employment, you will repay one half of the value of the advanced Bonus.)
This Agreement does not constitute a guarantee of employment for any fixed period or under any particular terms except those contained herein and does not alter in any way the at-will nature of any employment relationship. You are here notified that you have the right to consult an attorney regarding this Agreement and are entitled to five business days to obtain advice of counsel prior to executing it. You have been provided the choice to instead receive the Cash Bonus upon your earning it rather than having it advanced to you, thereby eliminating any repayment obligation of the Cash Bonus, but you have affirmatively chosen to have the Cash Bonus advanced to you.
If you agree to the terms of this Sign-On Bonus Agreement, sign below.
Name of Employee (Printed)

Aurélien Nolf

Signature of Employee
/s/ Aurélien Nolf
Date
2/3/2026